Exhibit 4(h)



December 12, 1996


Celfort Construction Materials Inc.
c/o Jannock Limited
Suite 5205, Scotia Plaza
P.O. Box 1012
40 King Street West
Toronto, Ontario  M5H 3Y2

Attention:  Mr. Victor Hepburn

-and-

Jannock Limited
Suite 5205, Scotia Plaza
P.O. Box 1012
40 King Street West
Toronto, Ontario
M5H 3Y2

Attention:  Mr. Victor Hepburn

  Re:  Purchase of Celfortec Division of Celfort Construction
                        Materials Inc.

          We refer to the Asset Purchase Agreement dated as of August 30, 1996 between OC Celfortec Inc. as Purchaser, Owens Corning as Purchaser's Guarantor, Celfort Construction Materials Inc. as Vendor and Jannock Limited as Vendor's Guarantor (the "Purchase Agreement"). We also refer to the Common Stock Registration Rights Agreement dated as of August 30, 1996 between Owens Corning, Jannock Limited and Celfort Construction Materials Inc. (the "Registration Rights Agreement"). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement or the Registration Rights Agreement, as applicable.

          Section 4.4 of the Purchase Agreement sets out the obligations of the Purchaser with respect to the payment of the Purchase Price. Pursuant to Section 2(c) of the Registration Rights Agreement, Owens Corning agreed to ensure that the net proceeds from the sale of the Registrable Securities shall have been remitted to the Vendor by December 15, 1996. For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Owens Corning, the Purchaser, the Vendor and Jannock Limited have agreed to amend these obligations on the terms set out below:






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1.        Owens Corning shall continue to use reasonable
efforts to have the registration statement contemplated by the Registration Rights Agreement declared effective by the SEC as soon as possible after the date hereof so that the Vendor shall receive the Share Proceeds Amount and the Share Proceeds Adjustment Amount by December 15, 1996.

2. In the event that any of the Registrable Securities have not been sold and the net proceeds received by the Vendor in accordance with Section 2 of the Registration Rights Agreement (other than as a result of a breach by the Holder(s)) by December 15, 1996 (the "Agreed Date"), then, in lieu of compliance by the Purchaser with Section 4.4(a)(2) of the Purchase Agreement and of compliance by Owens Corning with
Section 2 of the Registration Rights Agreement, Owens Corning shall:

     (a) cause the Purchaser on December 16, 1996 to wire transfer to the Vendor the following amounts:

          (i) an amount (the "Interim Adjustment Amount") on account of the Share Proceeds Adjustment Amount equal to the Share Proceeds Adjustment Amount calculated:

               (A) as if the Registrable Securities had been sold at the closing price per share (stated in Canadian Dollars on the basis of the Exchange Rate on the Business Day immediately preceding the Agreed Date) of Owens Corning Common Stock at the close of business on the Business Day immediately preceding the Agreed Date, and

               (B) with an estimate of brokerage commissions payable by the Vendor of Cdn.$32,008;

          (ii)  interest on Cdn.$29,000,000 at the Prime Rate
          (determined on the Closing Date) from the Closing
          Date to and including the Agreed Date; and

          (iii) Cdn.$500,000.00 in consideration for the accommodation made by the Vendor hereunder; and

     (b) continue to use reasonable efforts to have the registration statement contemplated by the Registration Rights Agreement declared effective by the SEC as soon as possible after the Agreed Date so that the Vendor shall receive the Share Proceeds Amount by January 15, 1997; and

     (c) cause the Purchaser to pay to the Vendor within 4 Business Days of the receipt of the Notice of Sale Proceeds an amount equal to the amount, if any, by which the Share Proceeds Adjustment Amount exceeds the Interim Adjustment Amount.

     (d)  cause the Purchaser to pay to the Vendor within 4
     Business Days of the receipt of the Notice of Sale
     Proceeds an amount equal to the sum of






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          (i)  interest on the difference between
          Cdn.$29,000,000 and the Interim Adjustment Amount at the Prime Rate (established on the Business Day immediately preceding the Agreed Date) from the Agreed Date to the date on which the Share Proceeds Amount is received by the Vendor, and

          (ii) interest on the amount, if any, by which the Share Proceeds Adjustment Amount exceeds the Interim Amount at the Prime Rate (established on the Business Day immediately preceding the Agreed Date) from the date on which the Share Proceeds Amount is received by the Vendor to the Share Proceeds Adjustment Date.

3. In the event that any of the Registrable Securities have not been sold in accordance with Section 2 of the Registration Rights Agreement (other than as a result of a breach by the Holder(s)) by January 15, 1997, then Owens
Corning shall

     (a) cause a Person which is not an Affiliate of Owens Corning (an "Unaffiliated Purchaser") to forthwith purchase on commercially reasonable terms for its own account, in cash in immediately available funds, any and all of the Registrable Securities then remaining unsold; and

     (b) cause the Purchaser to pay to the Vendor the amounts contemplated by Sections 2(c) and 2(d) hereof where the aggregate net proceeds received by the Holder(s) from the Unaffiliated Purchaser and from any sales of Registrable Securities sold by the Holder(s) pursuant to Section 2 of the Registration Rights Agreement (net of all brokerage commissions) shall be deemed to be the Share Proceeds Amount.

4. For greater certainty, for the purposes of Section 2(c) hereof, if the Interim Adjustment Amount is greater than the Share Proceeds Adjustment Amount, the Vendor shall be entitled to retain the entire Interim Adjustment Amount.

5. The provisions of the Purchase Agreement and the Registration Rights Agreement are hereby amended to the extent necessary to conform to the provisions hereof.

          Please indicate your acceptance of the terms of this letter by signing and returning the enclosed duplicate hereof.

                              Yours truly,
                              OWENS CORNING




                              /s/ Michael I. Miller
                              Name:  Michael I. Miller
                              Title:  Vice President & Treasurer





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AGREED AND ACCEPTED this
12th day of December, 1996

OC CELFORTEC INC.


/s/ Jeffrey R. Osborn
Name:  Jeffrey R. Osborn
Title:  Vice President


CELFORT CONSTRUCTION MATERIALS INC.


/s/ Victor C. Hepburn
Name:  Victor C. Hepburn
Title:  Chairman of the Board


JANNOCK LIMITED


/s/ Victor C. Hepburn
Name:  Victor C. Hepburn
Title:  Executive Vice-President